Exhibit 99.1

Jamba, Inc. Provides Update for Fiscal Year 2017 First and Second Quarter,

Select Business Initiatives and Form 10-K filing for Fiscal Year 2016

FRISCO, Texas, August 9, 2017 -- Jamba, Inc. (NASDAQ:JMBA) (“the Company”) today provided updates for the quarters ended July 4, 2017 (“second quarter”) and April 4, 2017 (“first quarter”).  The Company also provided updates on select business initiatives, and with respect to the status of the Company’s Form 10-K for its 2016 fiscal year.

Highlights

•	On a comparable calendar basis, company comparable store sales (1) increased 1.0% in the second quarter of fiscal 2017, following a decline of 7.3% in the first quarter of fiscal 2017.
•	System-wide comparable store sales (1) were 0.0% in the second quarter of fiscal 2017, following a decline of 5.8% in the first quarter of fiscal 2017.
•	The decline in the first quarter for both company and system-wide comparable store sales (1) was primarily due to the historic wet weather during the period that affected west coast geographies.
•	Opened 25 stores comprised of 19 domestic and 6 international locations during the first and second quarters of fiscal 2017.
•	Closed 17 stores, resulting in 8 openings, net of closures (2) during the first and second quarters of fiscal 2017.
•	Held $11.2 million in cash and cash equivalents as of July 4, 2017, and $8.2 million as of April 4, 2017. Reported balances are unaudited.

President, and Chief Executive Officer Dave Pace stated, “We continued to make progress against our five core strategies in the first half of the year.  Comp Sales have now outperformed the industry benchmark for five consecutive quarters.  We brought new sales driving initiatives to life, with tests for catering and delivery, and we finalized plans for the Jamba store re-image.  Additionally, customer satisfaction levels improved while our operators successfully captured efficiency opportunities.  Finally, new store counts for both gross and net openings beat our internal targets.”

Pace continued, “The accounting team continues to work diligently to complete the 2016 audit and regulatory filings.  We have committed significant resources to complete this work accurately and to ensure it does not distract from excellence in operating the day-to-day business.”

Pace concluded, “I remain confident in the direction and prospects for this iconic brand.”

Business Initiative Update

•

Catering: The Company launched a catering test in May 2017, featuring the Jamba Bowl Bar, allowing guests to customize their bowl for a healthful breakfast, lunch, or snack occasion.  The Company expects to continue the test through the remainder of 2017.

•

Chicago refranchise:  On June 21, 2017, the Company announced the refranchise of 13 company owned stores in the Chicago market and signed a 10-unit development agreement with an existing Jamba franchisee.  The Company expects the transaction will reduce Revenue and have no material impact to Net Income, in 2017.

•

Delivery: The Company initially launched a delivery test in 15 Texas stores in March 2017.  The test expanded to the Southern California market in May 2017.  The Company expects to continue the test through the remainder of 2017.

•

Domestic new stores: 19 domestic openings include 9 stores on the west coast and 10 stores east of the Rockies.  The Company continues to execute an infill strategy in the west, while penetrating and building presence in targeted eastern markets.  As communicated on March 20, 2017, the Company now excludes Express format stores from store counts.

•	International new stores: There were 6 international new store openings across 5 countries, including the first store in Thailand.
•

Drive-thru format: 3 Drive-thru format stores opened in the first half of the fiscal year.  Sales performance in drive-thru format stores continues to over-index versus the Company’s standard predictive model.

•

Re-image prototype: The Company’s re-image prototype offers guests a holistic update to their Jamba experience, with a modern look, enhanced sensory experience, and new menu.  The Company plans to test in approximately 20 stores across multiple markets.  The first wave of test store renovations is underway with the final wave expected to be complete later this year.  The Company will provide updates as the test progresses.

Form 10-K and 10-Q Filings

The delay in completion of the Company’s financial statements has been primarily caused by transition issues stemming from the Company relocation of its headquarters from Emeryville, California to Frisco, Texas in the second half of 2016. While the Company had implemented a transition plan to mitigate the risk relating to the relocation, the relocation and resulting replacement and training of personnel Company wide and transition of Company operating knowledge created unanticipated difficulties and delays in completing the Company’s year-end financials. The Company’s delay was also contributed to, in part, by the complexities with addressing the number of Company non-routine transactions which occurred in 2016, many of which related to the Company’s transition.

In March 2017, in response to the Company’s late 2016 Form 10-K filing, the Company received a letter from Nasdaq notifying it of its failure to comply with Nasdaq listing rules relating to the timely filing of periodic reports with the Securities and Exchange Commission.  In May 2017, in response to the Company’s late  Form 10-Q filing for its Q1.2017, the Company received an additional similar letter from Nasdaq relating to such filing.  The Company thereafter submitted its plan to regain compliance for continued listing, to which Nasdaq has provided the Company until September 18, 2017 to regain compliance with Nasdaq's filing requirements for continued listing.

The Company expects to file its fiscal year 2016 Form 10-K and Form 10-Q for the first quarter of fiscal 2017, as soon as is practicable, with timing contingent on completion of financial statements and their subsequent audit and review, respectively.

Anticipated Expenses

The Company expects to record additional expenses in fiscal 2017 resulting from efforts to complete 2016 financial statements, their subsequent audit and review, and remediation efforts related to the anticipated Material Weakness disclosed in the Company’s Form 12b-25 filed with the Securities and Exchange Commission on May 15, 2017.  Due to the unusual and non-recurring nature of these expenses, the Company anticipates adjusting for them in its non-GAAP financial measures.

Liquidity

As of July 4, 2017 and April 4, 2017, the Company held $11.2 and $8.2 million, respectively, in cash and cash equivalents, as compared to $7.1 million in cash and cash equivalents at January 3, 2017.

As of July 4, 2017 and April 4, 2017, the Company had no amount of restricted cash.  As of January 3, 2017, the Company had $0.4 million restricted cash.

Reported balances are unaudited.

The Company had not drawn against its line of credit, and had no outstanding principal balance as of July 4, 2017.

About Jamba, Inc.

Jamba, Inc. (NASDAQ: JMBA) through its wholly-owned subsidiary, Jamba Juice Company, is a healthful, active lifestyle brand with a robust global business driven by a portfolio of franchised and company-owned Jamba Juice ® stores and Jamba

Juice Express™ formats. Jamba Juice ® is a leading restaurant retailer of “better-for-you” specialty beverage and food offerings which include flavorful, whole fruit and vegetable smoothies, fresh squeezed juices and juice blends, Energy Bowls™, signature “boosts”, shots and a variety of food items including: hot oatmeal, breakfast wraps, sandwiches, Artisan Flatbreads™, baked goods and snacks.

There are over 800 Jamba Juice store locations globally, as of July 4, 2017. For more information visit www.jambajuice.com or contact Jamba’s Guest Services team at 1-866-4R-FRUIT (473-7848).

Forward-Looking Statements

This press release (including information incorporated or deemed incorporated by reference herein) contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management. Words such as “believes”, “expects”, “appears”, “may”, “will”, “should”, “anticipates”, or the negative thereof or comparable terminology, are intended to identify such forward-looking statements. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. Forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to factors discussed under the section entitled “Risk Factors” in the Company’s reports filed with the SEC. Many of such factors relate to events and circumstances that are beyond the Company’s control. You should not place undue reliance on forward-looking statements. The Company does not assume any obligation to update the information contained in this press release.

Non-GAAP Financial Measures

The Company provides certain forward-looking non-GAAP financial measures to its investors. The Company believes that providing these forward-looking non-GAAP measures to its investors provides investors the benefit of viewing the Company's performance using the same financial metrics that the management team uses in making many key decisions and understanding how the Company's core business operations may perform and may look in the future. The non-GAAP financial measures are discussed further in Footnotes below.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States of America. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

Footnotes

(1) Company-owned comparable store sales represents the change in year-over-year sales for Company-owned stores opened for at least one full year. Franchise-operated comparable store sales, a non-GAAP financial measure, represents the change in year-over-year sales for all Franchise Stores opened for at least one full year, as reported by franchisees, and excludes International Stores and Express format. System-wide comparable store sales, a non-GAAP financial measure, represents the change in year-over-year sales for all Company and Franchise Stores opened for at least one full, as reported by franchisees, and excludes International Stores and Express format.  Comparable store sales includes closed locations for the periods in which they have comparable sales. Company-owned comparable store sales percentages as used herein may not be equivalent to Company-owned comparable store sales as defined or used by other companies. Franchise-operated comparable store sales percentages and System-wide comparable stores sales percentages as used herein are non-GAAP financial measures and should not be considered in isolation or as substitute for other measures of performance prepared in accordance with generally accepted accounting principles in the United States. Management reviews the increase or decrease in comparable store sales compared with the same period in the prior year to assess business trends and make certain business decisions. The Company believes the data is useful in assessing the overall performance of the Jamba® brand and, ultimately, the performance of the Company, the Company-owned stores, and Franchise-operated stores.

(2) New store openings, net of closures is defined as the count of new store openings, minus the count of store closures.

STORE COUNT QUARTER 1
	NUMBER OF STORES
	COMPANY	FRANCHISE		TOTAL
		Domestic	International
For the Quarter Ended April 4, 2017
At January 3, 2017	66	726	70	862
Opened	—	13	2	15
Acquired	—	—	—	—
Closed	—	(5)	(4)	(9)
Refranchised	—	—	—	—
At April 4, 2017	66	734	68	868

For the Quarter Ended March 29, 2016(a)
At December 29, 2015	70	706	75	851
Opened	—	10	3	13
Acquired	—	—	—	—
Closed	(2)	(7)	(13)	(22)
Refranchised	—	—	—	—
At March 29, 2016	68	709	65	842

STORE COUNT QUARTER 2
	NUMBER OF STORES
	COMPANY	FRANCHISE		TOTAL
		Domestic	International
For the Quarter Ended July 4, 2017
At April 4, 2017	66	734	68	868
Opened	—	6	4	10
Acquired	—	—	—	—
Closed	—	(8)	—	(8)
Refranchised	(13)	13	—	—
At July 4, 2017	53	745	72	870

For the Quarter Ended June 28, 2016(a)
At March 29, 2016	68	709	65	842
Opened	1	8	2	11
Acquired	—	—	—	—
Closed	(1)	(9)	(1)	(11)
Refranchised	—	—	—	—
At June 28, 2016	68	708	66	842

(a) As communicated on March 20, 2017, the Company now excludes Express format stores from store counts. Store counts exclude Express in both 2016 and 2017 for comparability.

NEW STORE OPENINGS, NET OF CLOSURES QUARTER 1
	13 Weeks Ended
	April 4, 2017	March 29, 2016[a]
Openings
Traditional	11	7
Non-traditional	1	3
Drive thru	1	—
International	2	3
Total	15	13

Closures
Traditional	(2)	(2)
Non-traditional	(3)	(7)
Drive thru	—	—
International	(4)	(13)
Total	(9)	(22)

Openings, Net of Closures(b)
Traditional	9	5
Non-traditional	(2)	(4)
Drive thru	1	—
International	(2)	(10)
Total	6	(9)

NEW STORE OPENINGS, NET OF CLOSURES QUARTER 2
	13 Weeks Ended		26 Weeks Ended
	July 4, 2017	June 28, 2016(a)	July 4, 2017	June 28, 2016(a)
Openings
Traditional	4	4	15	11
Non-traditional	—	4	1	7
Drive thru	2	1	3	1
International	4	2	6	5
Total	10	11	25	24

Closures
Traditional	(3)	(3)	(5)	(5)
Non-traditional	(5)	(7)	(8)	(14)
Drive thru	—	—	—	—
International	—	(1)	(4)	(14)
Total	(8)	(11)	(17)	(33)

Openings, Net of Closures(b)
Traditional	1	1	10	6
Non-traditional	(5)	(3)	(7)	(7)
Drive thru	2	1	3	1
International	4	1	2	(9)
Total	2	—	8	(9)

(a) As communicated on March 20, 2017, the Company now excludes Express format stores from store counts. Store counts exclude Express in both 2016 and 2017 for comparability.
(b) New store openings, net of closures is defined as the count of new store openings, minus the count of store closures.

COMPARABLE STORE SALES

Fiscal Calendar Basis	2017			2016
	Quarter Ended		26 Weeks Ended	Quarter Ended		26 Weeks Ended
Increase/(Decrease)	April 4, 2017 vs March 29, 2016	July 4, 2017 vs June 28, 2016	July 4, 2017 vs June 28, 2016	March 29, 2016 vs March 31, 2015	June 28, 2016 vs June 30, 2015	June 28, 2016 vs June 30, 2015

Percentage Change in Comparable store sales
Company stores	(4.5)%	0.9%	(1.6)%	0.2%	5.7%	3.0%
Franchise stores	(2.2)%	(1.0)%	(1.5)%	(2.4)%	4.0%	1.1%
System-wide	(2.5)%	(0.8)%	(1.5)%	(2.1)%	4.2%	1.3%

Comparable Calendar Basis (a)	2017			2016
	Quarter Ended		26 Weeks Ended	Quarter Ended		26 Weeks Ended
Increase/(Decrease)	April 4, 2017 vs April 5, 2016	July 4, 2017 vs July 5, 2016	July 4, 2017 vs July 5, 2016	March 29, 2016 vs March 31, 2015	June 28, 2016 vs June 30, 2015	June 28, 2016 vs June 30, 2015

Percentage Change in Comparable store sales
Company stores	(7.3)%	1.0%	(3.0)%	0.2%	5.7%	3.0%
Franchise stores	(5.6)%	(0.2)%	(2.7)%	(2.4)%	4.0%	1.1%
System-wide	(5.8)%	(0.0)%	(2.7)%	(2.1)%	4.2%	1.3%

Percentage Change in Comparable Company store sales
Traffic	(9.9)%	(2.9)%	(6.2)%	(4.5)%	1.4%	(1.6)%
Average check	2.6%	3.9%	3.3%	4.7%	4.3%	4.6%
Total Comparable Company store sales	(7.3)%	1.0%	(3.0)%	0.2%	5.7%	3.0%

(a) Due to a 53 week fiscal 2016, year-over-year fiscal comparisons are offset by one week. Using comparable calendar periods balances the one week shift and provides a clearer year over year comparison. 2016 fiscal and calendar comparisons are the same.

Contact:

Investor Relations

Dara Dierks

646-277-1212

investors@jambajuice.com